AGENCY AGREEMENT

		This Agency Agreement together with all schedules, exhibits and attachments hereto dated May 3, 1995 (the "Agreement") is made by and between a joint venture comprising Garcel, Inc.
d/b/a Great American Asset Management, a California corporation with its principal offices at 2812 Santa Monica Boulevard, Suite
204, Santa Monica, CA 90404 and Hilco Trading Company, Inc., an
Illinois corporation with its principal offices at 5 Revere
Drive, Suite 206, Northbrook, IL 60062 (collectively, "Agent") and Stuarts Department Stores, Inc., a Delaware corporation with its principal offices at 16 Forge Parkway, Franklin, MA 02038
("Merchant") for the express purpose of Merchant engaging Agent as its sole and exclusive agent to assist Merchant in conducting a store closing sale with respect to Merchant's Retail Inventory
(as hereinafter defined) in four (4) of Merchant's Stuarts stores as set forth on Schedule A attached hereto and made a part hereof (the "Stores").

WITNESSETH:

	WHEREAS, Merchant currently operates twelve (12) Stuarts stores throughout the Northeastern United States, in four (4) of which Merchant wishes Agent to conduct the Sale (as hereinafter defined).

	WHEREAS, Merchant desires to engage Agent to provide certain disposition services and to serve as Merchant's sole and exclusive agent as provided above for the purposes of conducting a store closing sale (the "Sale") whereby Agent assists Merchant in selling its entire Retail Inventory located in the Stores upon the terms and conditions and in the manner set forth in this Agreement; and,

	WHEREAS, Agent is willing to provide certain disposition services to Merchant and serve as Merchant's sole and exclusive agent for purposes of conducting the Sale upon the terms and conditions and in the manner set forth in this Agreement.

	NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1.	DEFINITIONS

	For purposes of this Agreement, the terms listed below shall have the meanings indicated:

	"Assumption Motion" shall mean that motion filed in the Bankruptcy Court seeking the assumption and approval of this Agency Agreement, pursuant to Section 365 of the Bankruptcy Code, and the approval of all payments and obligations of the Merchant to be made and fulfilled herein.

	"Augmentation Fee" shall mean a fee equal to five percent (5%) of the Sale Proceeds realized from the sale of the Augmented
Merchandise during the Sale Term.

	"Augmented Merchandise" shall mean those items of merchandise that Agent adds to the Sale for sale to the public during the Sale Term which merchandise is in addition to the Retail
Inventory and for which Agent shall pay Merchant an additional fee.

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	"Bankruptcy Court" shall mean that court of the United States
Bankruptcy Court having jurisdiction over the prospective voluntary or involuntary petition for Chapter 7 or Chapter 11 relief to be filed by, on or behalf of, or against the Merchant.

	"Bonuses" shall mean all discretionary incentive bonuses paid by Agent to the key Sale Employees.

	"Damaged Merchandise" shall mean merchandise that is damaged, dented, ripped, soiled, scratched, faded, torn, stained, worn, broken, mismatched, mechanically defective, or, in the case of perishable items, because the manufacturer's sale expiration date has expired or will expire within thirty (30) days, or otherwise unsaleable as goods with the quality ordinarily sold by Merchant in the ordinary course of Merchant's business.

	"Display Merchandise" shall mean merchandise which Merchant utilizes in the Stores for display purposes (e.g., small appliances, hardware, sporting goods, electronics, furniture, etc.) and shall be valued as set forth in Section 3.4.



   "Foothill" shall mean Foothill Capital Corporation, a California corporation with its principal offices at 11111 Santa Monica
Boulevard, Santa Monica, CA.

	"Guaranteed Payment" shall mean an amount in U.S. dollars equal to forty-nine percent (49%) of the Retail Inventory Value the total of which Agent shall deliver in accordance with the terms of Section 4.1 hereof.

	"Independent Third Party" shall have the meaning set forth in
Section 7 herein.

	"Inventory Service" shall mean RGIS or a similar independent professional inventory taking service who shall be employed by Agent.

	"Lease Departments" shall mean the J. Baker shoe departments contained within the Stores in which Merchant maintains a lease arrangement with J. Baker whereby J. Baker supplies the shoe inventory and staffs and operates this department for which Merchant receives a fee equal to a percentage of the net shoe department sales.

	"Material" shall mean any dispute where the amount in question exceeds ten thousand dollars ($10,000), or any equivalent thereof.

	"Merchant" shall mean as defined herein and shall include any successors or assigns including an Assignee or Trustee in Bankruptcy.

	"Net Proceeds" shall mean difference between the Sale Proceeds collected and the expenses, including Sale Expenses paid or arising to Merchant, incurred during the period between the Sale
Commencement Date and the Date of Termination of this Agency
Agreement pursuant to Section 5.7 hereof.

	"Payroll Expenses" shall mean all direct and indirect employee costs of the Sale Employees, temporary employees hired by Agent in the Stores to assist with the Sale and the Supervisors consisting of basic wages, salaries and benefits [including employer contributions for taxes, workers' compensation, insurance premiums, unemployment taxes, statutory disability, fringe benefits, group life insurance, pension or similar benefits, sick pay, holiday pay and vacation pay] that are actually earned by Merchant's employee and actually accrued by Merchant during the Sale Term (collectively, "Benefits") which
Benefits shall be limited to 18% of base payroll.

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	"Retail Inventory" shall mean all of Merchant's saleable
merchandise as determined pursuant to the Store Inventory contained in the Stores or any offsite warehouses or storage areas which Merchant and Agent agree shall be delivered to the Stores prior to the Store Inventory and all Seasonal Merchandise, Display Merchandise and Damaged Merchandise to which Merchant and Agent assign an agreed upon value. Retail Inventory shall specifically exclude all items of Damaged Merchandise, Display Merchandise or Seasonal Merchandise for which Merchant and Agent cannot assign an agreed upon value, all consignment merchandise, merchandise retained by Merchant as bailee, FF&E, all merchandise subject to 'special orders', merchandise owned by any concessionaires or lessees, merchandise held for layaway or those held by Merchant for repair.

	"Retail Inventory Value" shall mean the value of the Retail Inventory determined by the procedures set forth in Section 3 herein.

	"Retail Price" shall mean the lowest ticketed price for each item of Retail Inventory from April 28, 1995 until the Store Inventory date for each Store, except Damaged Merchandise, Display Merchandise and Seasonal Merchandise not already reduced which items shall be separately valued pursuant to Schedule B and the provisions of Sections 3.4 herein. All items of Retail Inventory bearing either a red and/or green price ticket and all fine jewelry shall be valued at fifty percent (50%) of the regular retail price for each such item of merchandise.

	"Sale" shall mean the sale of Merchant's Retail Inventory located at the Stores as provided for in this Agreement.

	"Sale Commencement Date" shall mean the date mutually agreed upon by Merchant and Agent, but in any event no later than May
5, 1995 for each Store upon the completion of the Store
Inventory in each such Store.

	"Sale Employees" shall mean those employees of Merchant as selected from time to time by Agent and any temporary employees engaged by Merchant and/or Agent who shall work in the Stores during the Sale Term to assist Agent in conducting the Sale.

	"Sale Expenses" shall mean only direct expenses incurred during the Sale Term in connection with the Sale, which expenses shall be limited to Payroll Expenses and Bonuses, occupancy costs
(including rent, real estate taxes, percentage rent, CAM, HVAC and utilities) which costs shall be prorated during the actual
Sale Term, cost of additional Supplies, security costs, all advertising, signage and promotional expenses, Store cleaning, trash removal, telephone charges and other direct costs of the Sale which costs and expenses shall be prorated daily during the Sale Term. All other costs and expenses incurred by Merchant or Agent on behalf of Merchant as a result of the Sale, including without limitation, major repairs, Merchant's association dues, all central or head office and administration charges and expenses of any kind, lease payments for personal property and machinery or equipment, use taxes, and building and property insurance maintained by Merchant relating to the Stores shall remain Merchant's sole responsibility and not the responsibility of Agent.

	"Sale Proceeds" shall mean all collections, receipts or payments realized during the Sale Term upon the sale or other disposition of the Retail Inventory as well as the fee income generated by the Lease Departments less applicable sales taxes including, but not limited to, any insurance proceeds realized thereon.

	"Sale Term" shall mean the period of time beginning with the Sale Commencement Date and ending on the Sale Termination Date which Sale Term shall be approximately eight to ten (8-10) weeks but in any event shall be no later than July 29, 1995.

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	"Sale Termination Date" the last day the Sale is conducted in any Store which shall be no later than July 29, 1995.

	"Seasonal Merchandise" means (i) Retail Inventory intended to be sold during special holidays not occurring during the Agreement Period (such as Halloween, Thanksgiving, Christmas, Valentine's Day, Easter, Passover or any other similar holiday)
(i) Fall, Winter and Clearance merchandise and (iii) those items of Retail Inventory set forth on Schedule B attached hereto and made a part hereof. For purposes of the Sale, Seasonal
Merchandise shall be included in Retail Inventory at the values set forth on Schedule B or if not addressed on Schedule B, at a price mutually agreed upon by Merchant and Agent.

	"Stores" shall mean any one Stuarts Store listed on Schedule A and "Stores" shall mean all of the Stuarts Stores listed on Schedule A including all Uncle Joe's $1 stores located at the Stuarts Stores listed on Schedule A.

	"Store Closing Date" shall mean the last day the Sale is conducted in a Store which shall be no later than July 29, 1995.

	"Store Inventory" shall mean the counting of the Retail
Inventory by the Inventory Service as provided for in Section 3 hereof.

	"Supervisors" shall mean such individuals as Agent may engage to assist Agent in conducting the Sale on behalf of Merchant.

	"Supplies" shall mean all supplies located at the Stores including, but not limited to, signs, bags, boxes, ribbons, hangers, twine, tape, paper and similar sale materials.

 2.	AGENT'S RIGHTS AND OBLIGATIONS

	2.1	Merchant hereby retains Agent, and Agent agrees to serve,
as Merchant's agent in connection with the sale of  Retail
Inventory located in the Stores upon the terms and conditions hereinafter set forth, commencing as of the date of this Agreement. Agent shall provide Merchant with the following services:

		*	supervising, scheduling and staffing all Sale Employees
necessary to conduct the Sale which employees shall be employees of Merchant and not of Agent;

		*	managing the Sale, including the discounting/pricing of the
Retail Inventory and determining all intra-store and inter-store transfers and consolidations of the Retail Inventory and whether merchandise should be accepted for inclusion in the Sale from any outside vendors of Merchant;

		*	designing, scheduling and implementing an advertising
program for the Sale with Merchant's cooperation and approval which approval shall not be unreasonably withheld; and

*	creating and implementing all strategy with respect to the
sale of the Retail Inventory and, for purposes of the Sale, all operational and merchandising decisions.

		2.2	Merchant hereby appoints Agent as Merchant's sole and
exclusive agent for purposes of conducting the Sale in the Stores. Agent hereby accepts such exclusive appointment and agrees to act as Merchant's agent in accordance with the terms and conditions of this Agreement.

 3.	INVENTORY

	3.1	Merchant and Agent shall cause the Inventory Service to
take a physical inventory of the Retail Inventory at the Stores commencing on May 3, 1995 in Store numbers 7 and 10 and on May
4, 1995 in Store numbers 1 and 26. The procedures to perform the inventory taking and its verifications are set forth in
Exhibit 3.1. Merchant shall close the Stores as of the normal closing time on May 3, 1995 for Store numbers 7 and 10 and May
4, 1995 for Store number 1 and 26 shall keep each Store closed for inventory taking purposes until completion of the Store
Inventory in that Store. Upon completion of the Store Inventory in each Store, Merchant and Agent shall reopen the Stores and from the time of reopening onward, Agent shall be credited with all Sale Proceeds realized in each Store. The Inventory Service shall be instructed to tabulate the Retail Inventory Value by aggregating the Retail Price for each item of Retail Inventory.
The Inventory Service shall be instructed to prepare and deliver within twenty-four (24) hours of the Store Inventory to both
Merchant and Agent a copy of the report certifying the Retail
Inventory Value.

	3.2	Each of the parties shall have the right to have its own
employees and representatives present at the Stores to observe the physical counting and review the listing and tabulation of Retail Inventory Value and verify and test the same. Each party shall bear the cost of its employees and representatives used in observing and verifying the taking of the Store Inventory.

	3.3	The costs and expenses of the Inventory Service shall be
borne solely (100%) by Agent.

	3.4	All Damaged Merchandise, Display Merchandise and Seasonal
Merchandise shall be segregated from the Retail Inventory and not included therein unless Agent and Merchant can agree upon the Retail Price with respect to such item of merchandise. If
Merchant and Agent cannot reach an agreement as to a mutually acceptable Retail Price for such item(s) of merchandise, then such item(s) of merchandise shall be excluded from the Sale hereunder provided, however, that Agent will accept these items, at Merchant's sole election, as 'Merchant Goods' for sale at the Stores at prices Agent establishes solely and Agent shall be paid a separate fee for these items as set forth in Section 8.2 below.

	3.5	Merchant estimates that the beginning retail dollar value
of all of Merchant's merchandise contained in the Stores and in any warehouses or other offsite storage areas together with any merchandise which is on order from or is to be delivered by outside vendors or other similar sources is approximately
$5,500,000 in the Stores as of the Sale Commencement Date.

	3.6	Subject to applicable law, Agent shall have the election to
supplement the Retail Inventory with Augmented Merchandise during the Sale Term, Agent shall maintain separate inventory and sales records with respect to the Augmented Merchandise and shall pay to Merchant an Augmentation Fee as part of the Final
Reconciliation.

 4.	PAYMENT TO MERCHANT/ACCOUNTING FOR SALE PROCEEDS



4.1	Within 24 hours after the later of the execution of this
Agency Agreement and the delivery to the Agent release of all liens held by Foothill in and to the Retail Inventory, the Agent shall deliver to the Merchant the Guaranteed Payment in immediately available funds. In the event the Sale is stopped by the Merchant's action or omission, the Agent shall have the right to enforce its rights and exercise its remedies as a secured party in the Retail Inventory as provided in the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts and the State of new Hampshire, subject to the obligation to obtain relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code in the event the Merchant is subject to the provisions of 11 U.S.C. s101 et seq. at the time the Sale is stopped all obligations of the Agent hereunder shall immediately and forever cease, absent an arrangement mutually acceptable to the parties.

	4.2	Agent shall retain all Sale Proceeds from the Sale and
deposit same in a segregated account(s) established by Agent at a bank of its choosing. Merchant shall execute and deliver all necessary documents to open and maintain all such accounts and Agent shall have sole signatory powers over all such accounts.
All such Sale Proceeds retained and earned by Agent hereunder shall remain Agent's sole and exclusive property which, in the event Merchant becomes subject to a bankruptcy or other
Insolvency proceeding shall not be deemed property of the Merchant pursuant to Section 541 of the Bankruptcy Code.

	4.3	 One (1) business day prior to each day that Merchant must
fund the Payroll Expenses or other Sale Expenses, Agent shall pay to Merchant the estimated amount of such expenses. Two (2) business days after each payment of any Sale Expense by Merchant, Agent shall pay the amount, if any, by which the actual Payroll and/or Sale Expense exceeded the amount transferred and Merchant shall pay Agent the amount, if any, by which the amount transferred exceeds the actual Payroll or Sale
Expense.  During the Final Reconciliation, as set forth in
Section 7.3 herein, Merchant and Agent shall make a final determination of the FF&E Proceeds and FF&E Fee, if any, Merchant Goods Fee, if any, Augmentation Fees, if any, Sale
Expenses and make any necessary adjustments and reciprocate payments, if any, within thirty (30) days after the Sale
Termination Date.

 5.	CONDUCT OF THE SALE

	5.1	Agent shall conduct the Sale on behalf of Merchant with
respect to the Retail Inventory at the Stores on the terms and conditions set forth in this Agreement and in compliance with applicable law. Agent shall use its best efforts to sell all of the Retail Inventory in conducting the Sale. Agent, with the assistance of the Sale Employees and Merchant's employees, agents and representatives shall vacate each Store within forty-eight (48) hours of the Store Closing Date and shall leave each Store in a neat and orderly condition other than the existence of any unsold FF&E or other leased personal property maintained by Merchant.

	5.2	Merchant shall assist Agent in establishing the requisite
systems to monitor and report sales, cash collected and Sale
Proceeds on a daily basis and Sale Expenses on a weekly basis.

	5.3	 Agent shall collect all sales and use taxes payable on the
sale of the Retail Inventory ("Taxes") which Taxes shall be
added to the sale price of each item of Retail Inventory sold during the Sale and shall be paid by the customer at the time
such item of merchandise is purchased.   Agent shall promptly
pay over to Merchant all such Taxes. Merchant shall remit on a timely basis all such Taxes together with all required returns, reports, documents and statements in respect thereof to the appropriate taxing authorities. Merchant hereby agrees to indemnify and hold Agent harmless from and against any and all damages, fines, penalties, losses, claims or expenses
(including, without limitation, attorneys' fees) that Agent may incur or sustain arising out of Merchant's failure to pay over to the appropriate taxing authority any Taxes paid over to Merchant by Agent generated by and collected from the Sale.

	5.4	Agent shall directly retain and engage the Supervisors who
shall be independent contractors of Agent. The Supervisors are not employees or agents of Merchant in any manner whatsoever nor do the Supervisors have any relationship with Merchant by virtue of this Agreement or otherwise which creates any liability or responsibility on behalf of Merchant for such Supervisors other than for liability directly caused by the willful or illegal acts or wanton misconduct of Merchant and/or its employees, representatives, agents or principals (other than Agent, Supervisors or any person acting under the direction of Agent or any Supervisor).

	5.5	Agent, as Merchant's exclusive agent, shall have the right,
subject to applicable law, to:

		a.	Conduct the Sale in the name of "Stuarts Stores","Uncle
Joe's $1" and/or "Stuarts" and during the Sale Term, for the purposes of the Sale, Agent shall have the license and right to use all operating assets of the Merchant and the Stores, including, but not limited to, trade names, logos, customer lists, supplies, credit card facilities, tax identification numbers, computer hardware and software, and FF&E.

		b.	Create and arrange all advertising and promotion for the
Sale, provided that Merchant shall have the right to approve all advertising, which consent shall not be unreasonably withheld;
and that all advertising and promotion shall be submitted to Mr.
Dave Ferguson, via Facsimile (508) 520-4557, and, unless objected to within twenty-four (24) hours of submission, shall be deemed accepted provided that all advertising shall indicate that none of Merchant's other stores are closing;

		c.	Select and schedule the number and type of Sale Employees
required by Agent to conduct the Sale;

		d.	Subject to the requirements of applicable law, determine
the discount from the Retail Price at which the Retail Inventory is to be sold and consolidate the Retail Inventory among the Stores for purposes of the Sale.

		e.	Merchant covenants that it shall provide Agent with the
peaceful use and occupancy of the Stores for the purpose of conducting and advertising a store closing or similar type sale in the Stores and take all reasonable steps necessary including obtaining any necessary consents to maintain Agent's right to conduct the Sale in the Stores during the Sale Term. If any such consent(s) are required and Merchant fails to obtain them or make alternate provisions acceptable to Agent, then this Agreement is null and void, the Agent shall have the option to enforce its rights and exercise its remedies as a secured party in the Retail Inventory as provided in the Uniform Commercial
Code as adopted in the Commonwealth of Massachusetts and the State of New Hampshire, subject to the obligation to obtain relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code in the event the Merchant is subject to the provisions of 11 U.S.C. s101 et seq.

		f.	All Sales of Retail Inventory pursuant to the Sale shall be
final.  The purchase price of all Retail Inventory sold pursuant to the Sale shall be paid by cash or by major, third-party
credit card;

		g.	Agent shall have the right to use all Supplies in the
course of the Sale without cost or expense and shall have the right to reasonably obtain or order from Merchant or its supplier additional supplies at Merchant's cost;

		h.	Agent, its employees, Agents and representatives have the
right to be physically present on the premises to conduct the Sale in each of the Stores and take all affirmative steps necessary to maintain such right uninterrupted throughout the Sale Term;

		i.	With prior written consent of Merchant, Agent shall have
the right to extend the Sale in any Store beyond the Sale
Termination Date;

		j.	Except as otherwise provided herein, to make all
merchandising, payroll, employment, advertising and other related operational decisions with respect to the Sale;

		In addition, the following rights and covenants shall be observed, granted and provided, subject to applicable law, as to the Stores;

		k.	Agent shall have the uninterrupted right to use, or receive
the services of, as the case may be the Store premises, all
utilities and all trade fixtures, equipment, furniture and
appurtenances therein including, without limitations, cash
registers and/or point of sale systems, Store keys, case keys, security codes, safe and lock combinations to gain access to and operate the Stores and any applicable storage areas and any
security systems.  Merchant shall take all reasonable steps
necessary to maintain such rights;

		l.	Agent shall accept during the Sale Term gift certificates,
store credits for the Sale Stores only, returns, promotional give-aways or any other related discounts or allowances issued prior to the Sale Commencement Date for which Merchant shall reimburse Agent for the face amount of all such accepted items;

		m.	Agent shall separately account for all returns and
allowances on merchandise sold prior to the Sale Commencement
Date, for which Merchant shall reimburse Agent and which returns and allowances shall not be included for purposes of calculating the Sale Proceeds realized during the Sale Term, except in accordance with Section 5.5 (n) herein;

		n.	All merchandise received by Merchant as a result of a
return for sales made prior to the Sale Commencement Date
("Return Item") shall be added to the Retail Inventory Value at the Retail Price for that item less the prevailing discount in that Stores if the Return Item is not Damaged Merchandise. For
Damaged Merchandise that is a Return Item, Merchant and Agent shall agree upon the appropriate value for each such Return Item as an express condition to such item being included as part of the Retail Inventory; and

		o.	 Agent shall have the absolute right, subject to entering
into an appropriate arrangement with J. Baker, to retain all fee income generated by the Lease Departments which sum shall be included in the Sale Proceeds.

	5.6	Agent shall have the right and authority to transfer Retail
Inventory between the Stores, the cost of which shall be included in the Sale Expenses. In addition, Agent shall have the right and authority, at its sole discretion, to close any

Store during the course of the Sale. Except as otherwise expressly provided herein Agent shall not be entitled to sell or otherwise dispose of any inventory or assets other than those of Merchant at the Stores.

	5.7	In the event the Merchant commits a breach of any
obligation under this Agency Agreement, including but not limited to the performance of the obligations set forth in
Section 5.5, 7.1, 9.7 or 9.8 of this Agency Agreement and the covenants set forth in Section 10.10 of this Agency Agreement, or in the event the conditions or deadlines for action or determination as provided Section 9.7 and 9.8 of this Agency Agreement are not met, the Agent shall have the right to terminate this Agency Agreement and to enforce its rights and exercise its remedies as a secured party in the Retail Inventory as provided in the Uniform Commercial Code as adopted in the Commonwealth of Massachusetts and the State of New Hampshire, subject to the obligation to obtain relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code in the event the Merchant is then subject to the provisions of 11 U.S.C. s101 et seq. In the event the Agent so terminates this Agency Agreement for the reasons set forth in this subsection the Agent shall have a claim entitled to administrative priority under
Section 507(a)(1) of the Bankruptcy Code equal to the difference between Guaranteed Payment and the total of the Net Sale
Proceeds and the net return on the Retail Inventory realized by the Agent through the exercise of its rights and remedies as a secured party..

	5.8	At the conclusion of the Sale and the clean-up at each
Stores, Agent shall forward to Mr. Art Landay, Director of
Construction and Store Planning, via facsimile (508) 520-4556, written notice of the turnover of each Stores to Merchant on a form similar to that attached hereto as Schedule 5.8.

	5.9	Agent shall provide Merchant with daily and weekly reports
of sales in a form and manner mutually agreeable between the parties.

	5.10	As consideration, in part, for the services provided by
Agent, all Retail Inventory that remains unsold after the Sale
Termination Date shall become the sole and exclusive property of the Agent, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever and, in the event
Merchant obtains bankruptcy relief or involuntarily enters into such relief, such unsold Retail Inventory shall not be deemed property of the estate for purposes of Section 541 of the Bankruptcy Code. Should Agent exercise such right at the conclusion of the Sale, Agent shall remove such unsold Retail
Inventory, at its sole cost and expense, within forty-eight (48) hours of each Store Closing Date.

 6.	EMPLOYEES

	6.1	Agent with Merchant's reasonable approval shall have the
right to select the Sale Employees to be retained for the purposes of completing the Sale. Agent may cease using any Sale
Employee at any time during the Sale Term, however, at least seven (7) days prior thereto, Agent will notify Merchant of any Sale Employee who Agent will no longer require for the purposes of completing the Sale, unless such decision was made 'for cause' such as dishonesty, fraud, breach of employee duties, and Agent shall not be responsible for incurring any further Payroll
Expenses of such Sale Employees for the purposes of the Sale.
Agent shall notify Merchant immediately of any Sale Employee dismissed for cause, which notice shall state among other things, the basis for such termination.

	6.2	Merchant shall make available to Agent all reasonably
necessary personnel to conduct the Sale and process and handle requisite office tasks and paperwork that Agent reasonably requires in conducting the Sale.

	6.3	All Sale Employees shall for all purposes remain the sole
responsibility of Merchant, and Agent, subject to Section 7.1 herein, shall have no liability whatsoever to and for the Sale
Employees including, without limitation, liability to any of Merchant's former employees with respect to severance pay, termination pay, vacation pay, pay in lieu of reasonable notice of termination, or any other liability arising from Merchant's employment of such Sale Employees prior to, during and subsequent to the Sale other than for liability directly caused by the willful or illegal acts or wanton misconduct of Agent and/or its employees, representatives, agents or principals.

	6.4	During the Sale Term, Merchant shall process the base
payroll for all Sale Employees who were employed by Merchant and retained by Agent as of the Sale Commencement Date.

	6.5	Agent, at its sole discretion, may provide Bonuses to
certain key Sale Employees who work in the Stores during the Sale Term and do not voluntarily leave employment or are not terminated 'for cause'. The allocation of such Bonuses shall be in Agent's sole discretion and Merchant agrees to process any such Bonuses as if they were part of Merchant's payroll.

 7.	EXPENSES

	7.1	Agent shall be responsible for and assume all Sale
Expenses. Merchant further agrees that, subject to the Sale Expenses, Agent shall not incur or be responsible in any way for any other cost or expense associated with the Sale including, without limitation, all severance costs, employee termination costs, shutdown expenses and any other related costs.

	7.2	Merchant shall provide to Agent, on a weekly basis, a
statement of the Sale Expenses (which statement shall be furnished with invoices or such other documentation substantiating such actual Sale Expenses) for the prior week including all weekly payroll reports.

	7.3	Within thirty (30) days after the Sale Termination Date,
Merchant and Agent shall reconcile (a) the actual Sale Expenses to the estimated Sale Expenses Agent has previously paid and (b) the FF&E Proceeds, FF&E Fee, Augmentation Fee and Merchant Goods
Fee to determine any and all amounts due and owing each party as a result of the Sale (the "Final Reconciliation"). As part of the Final Reconciliation, Agent shall provide Merchant and Merchant shall provide Agent with all information maintained by each party during the Sale Term relating to the foregoing items including Merchant providing Agent with all invoices as well as any and all documentation, including Merchant's weekly payroll reports, substantiating each item of actual Sale Expenses. If
Merchant and Agent are unable to resolve any dispute which arises as a result of the Final Reconciliation or which may arise under this Section 7 or any other Section of this Agreement relating to the Sale Expenses within thirty (30) days, Merchant and Agent further agree to immediately submit any such unresolvable Material dispute to an Independent Third Party to be mutually agreed upon by Agent and Merchant whose decision as to any such dispute(s) shall be binding upon by both parties.

 8.		AGENT'S FEES

	8.1	In consideration for its services as agent hereunder,
Agent shall be entitled to retain for its sole benefit and as its exclusive property all Sale Proceeds.

	8.2	In the event Merchant elects to supply Agent with Merchant
Goods for sale at the Stores, Agent shall receive a separate and additional fee equal to twenty-five percent (25%) of the sale receipts generated by Agent's sale of the Merchant Goods
("Merchant Goods Fee"). Agent shall retain all such sales receipts in a segregated account at the Bank and shall deliver to Merchant on each Wednesday seventy-five percent (75%) of such sales receipts generated for the previous week (Sunday through Saturday).

 9.		AFFIRMATIVE DUTIES OF MERCHANT

	9.1	Merchant shall cooperate with and, upon Agent's reasonable
request, assist Agent in obtaining all necessary Sale permits and/or licenses required in by applicable federal, provincial, local or other governmental authorities for Merchant to conduct the Sale in the Stores.

	9.2	Merchant shall provide Agent, at Merchant's sole cost,
sufficient space, telephones, fax machine and copier access and support services to the extent available within Merchant's corporate/head offices which Agent requires and reasonably requests Merchant to provide throughout the Sale Term. Agent estimates that during the Sale Term, it will need one office, two telephone lines and copier and facsimile access to properly supervise and conduct Sale.

	9.3	Merchant shall maintain in working order the cash
registers, heating and air systems, Store alarm systems and all other key mechanical devices used in the ordinary course of operations of the Stores and ensure continuous essential utility services are provided to the Stores (the "Essential Systems") without interruption during the Sale Term. Any such costs incurred with respect to ordinary maintenance and repairs to the Essential Systems shall be included in Sale Expenses, however, any extraordinary and/or major repairs to any of the Essential Systems shall be borne solely by the Merchant and shall not be included in Sale Expenses. To the best of Merchant's knowledge, none of the abovereferenced items are in need of major repair. Agent shall bear no cost or responsibility in connection therewith.

	9.4	Merchant shall remain solely responsible for all contracts,
agreements or other obligations relating to all items of Damaged
Merchandise, Display Merchandise or Seasonal Merchandise for which Merchant and Agent cannot assign an agreed upon value, all consignment merchandise, merchandise retained by Merchant as bailee, FF&E, all merchandise subject to 'special orders', merchandise owned by any concessionaires, merchandise held for layaway or those held by Merchant for repair as well as processing, handling and, as of each Store Closing Date, removing from the Stores all such .

	9.5	Merchant shall not ship, transfer, direct or redirect any
merchandise or Supplies between or among the Stores or Merchant's other retail locations or storage facilities from April 28, 1995 onward so as to materially alter the mix or quantities of the merchandise or Supplies of the Stores that existing in the Stores on April 28, 1995 provided that Merchant
(a) may ship or transfer to or from any Stores merchandise excluded from the Sale hereunder, (b) may make shipments to or from the Stores or other locations of Merchant in the ordinary course of business and consistent with Merchant's past practices and the terms of this Agreement, and (c) may redirect to Merchant's other stores any merchandise on order from vendors that Merchant and Agent agree shall be excluded from the Sale.

	9.6	Merchant agrees that during the Sale Term it shall not
aggressively discount the merchandise in its non-Sale stores located within the same local advertising market of any Store such that a substantial portion of any such store's merchandise is at a discount and/or selling price equal to or lower than that in any Sale Store.

	9.7	Merchant shall file the Assumption Motion in the same form
attached hereto as Exhibit 9.7 hereof as well as a motion for expedited determination thereof and an emergency hearing thereon, the same day that an order of the Bankruptcy Court for relief is entered pursuant to Section 301, 302 or 303 of the Bankruptcy Code or upon the same day that a voluntary petition for relief pursuant to Chapter 7 or 11 of the Bankruptcy Code is filed, the Assumption Motion. In the event assumption of this Agency Agreement is not approved by the Bankruptcy Court, Merchant hereby stipulates to a grant of relief from the automatic stay pursuant to s362(d) of the Bankrupcty Code for the purpose of allowing Agent to exercise its rights as a secured party in the Retail Inventory, subject to the Bankruptcy
Court's approval. The Assumption Motion shall seek, in the event that the assumption of this Agency Agreement is denied, the Bankruptcy Court's allowance of relief from the automatic stay, immediately upon the date of the order so denying assumption and without the need for further action of the Bankruptcy Court, in favor of the Agent for the purpose of permitting the Agent to exercise its rights and remedies as a secured party in the Retail Inventory, provided however, that the Agent shall have a reasonable period thereafter in which to maintain the Retail Inventory in the Stores and to have access to the Stores for the purpose of securing and collecting the Retail Inventory.

	9.8	After the filing of a petition under 11 U.S.C. '101 et seq.
for the Merchant, the Merchant shall take all steps necessary to retain and preserve the Merchant's and the Agent's rights to occupy and conduct the Sale in the Stores during the Sale Term and the Merchant shall oppose any effort by interested parties to enjoin or interfere with the Sale in the Stores.



9.9	  In the event the Merchant properly files the Assumption
Motion, the motion for expedited determination/emergency hearing thereon, and all necessary, related pleadings in accordance with the terms of Section 9.7 hereof, and the Bankruptcy Court denies thereafter despite the best reasonable efforts of the Merchant to obtain such approval the claim of the Agent arising, pursuant to Section 502(a) of the Bankruptcy Code, from the rejection of this Agency Agreement shall be equal to the difference between the Guaranteed Payment and the total of the net Sale Proceeds and the net return on the Retail Inventory realized by the Agent through the exercise of its rights and remedies as a secured party.

10.		REPRESENTATIONS AND WARRANTIES OF MERCHANT

	Merchant represents and warrants as follows:

	10.1.	Merchant has taken all necessary action and possesses the
right, power and authority required to execute, perform fully its obligations hereunder and deliver this Agreement and to consummate the transactions contemplated hereby. No additional
Board of Directors' or other corporate approval is necessary to effectuate this Agreement nor is any court order or decree of any federal, provincial or local government authority or regulatory body is in effect that would prevent or impair consummation of the transactions contemplated by this Agreement and any and all required consents have been obtained from third parties.

	10.2	The Retail Inventory may be sold by Agent through the
Sale, subject to the terms hereof, free and clear of all liens mortgages, pledges, charges, encumbrances or claims of whatever nature other than those created by or with respect to Agent.

	10.3	 Merchant has not raised any of the Retail Prices marked
on any of the Inventory since April 28, 1995 and has not raised any of the Retail Prices in anticipation of this Agreement.
Merchant shall conduct business at the Stores in the ordinary course between the date hereof and the Sale Commencement Date, and there have not been, and there shall be no, promotions, advertised sales or other discounting of inventory at the Stores outside the ordinary course pending the Sale Commencement Date.
Store operations, profile and business will remain consistent with historic operations, profile and business customary to the Stores pending the Sale Commencement Date. Since February 1,
1995, Merchant has maintained its pricing files of goods in the ordinary course and all costs listed for the goods purchased by Merchant represent the actual costs of each item of merchandise listed and that the prices charged to the public for goods
(whether in-store, by advertisement or otherwise) are true and accurate.

	10.4	This Agreement is the valid and binding obligation of
Merchant and is enforceable in accordance with its term.

	10.5	Within the past 5 years, Merchant has not used any
business or trade names other than the name "Stuarts Stores", "Uncle Joe's $1" or "Stuarts" at the Stores.

	10.6	Merchant is not aware of any items of Retail Inventory not
being in compliance with all applicable consumer product safety standards or rules. Merchant shall defend, indemnify and hold
Agent harmless from and against any liens, mortgages, pledges, charges, encumbrances, equities or claims against the Retail
Inventory or any liability of Agent resulting therefrom or from Merchant's breach of the representations and warranties in this
Section 10.6.

	10.7	Merchant knows that Agent is relying upon the truth and
accuracy of all financial and other information provided to Agent in writing prior to the date hereof and in connection with this Agreement, and to the extent any such information becomes inaccurate, outdated or no longer true, Merchant shall notify
Agent of same as promptly as practicable. Any information provided to Agent by Merchant in connection with the Sale and the services of Agent hereunder shall remain subject to verification by Agent until Merchant fulfills all obligations hereunder.

	10.8	No broker, finder, agent or similar intermediary has acted
for or on behalf of Merchant in connection with the Sale or this Agreement, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection with the Sale or this Agreement.

	10.9	No legal action or proceeding has been instituted against
Merchant or, to its knowledge, threatened which would affect the consummation of this transaction. In addition, Merchant has no knowledge of nor has it received any notice of any involuntary bankruptcy filing or threat of such filing by any of Merchant's creditors.

	10.10	During  the Sale Term, the Merchant shall not take any
action that seeks to or would have the effect of altering, terminating or rejecting any lease, license or other agreement relating to the Stores, their operations, administration or the Retail Inventory of other merchandise as well as the Stores' equipment, machinery, inventory, goods, or accounts, as such terms are defined under the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts. In connection herewith, the Merchant covenants that during the Sale Term it shall not file any motion, application or other pleading with the Bankruptcy Court seeking, pursuant to the Section 365 of the Bankruptcy Code, to reject, alter, amend and/or terminate the Store Leases or any other lease, license or other agreement relating to the Stores' equipment, machinery, inventory, goods, or accounts, as such terms are defined under the Uniform

Commercial Code as in effect in the Commonwealth of Massachusetts and that it shall, within fifteen (15) days of entry of an order for relief under the Bankruptcy Code, file such pleadings as are necessary to extend the deadlines provided under Section 365 of the Bankruptcy Code for assumption of all such leases, licenses or other agreements relating to the Stores such that any such deadlines would extend beyond the Sale Term. Notwithstanding the foregoing, Merchant may take any action with respect to the Store Leases so long as the right of Agent to occupy the Store premises for the purpose of conducting the Sale as set forth in this Agreement shall remain unaffected during the Sale Term, including no material change in occupancy costs related thereto.

 11.		REPRESENTATIONS AND WARRANTIES OF AGENT

	Agent represents and warrants as follows:

	11.1	Agent has taken all necessary action required to authorize
the execution, performance and delivery of this Agreement and to consummate the transactions contemplated hereby.

	11.2	This Agreement is a valid and binding obligation of Agent
enforceable in accordance with its terms.

	11.3	No legal action or proceeding has been instituted against
Agent or, to its knowledge, threatened which would affect the consummation of this transaction.

	11.4	No broker, finder, agent or similar intermediary has acted
for or on behalf of Agent in connection with the Sale or this Agreement, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's similar fee or other commission in connection with the Sale or this Agreement.

 12.		INSURANCE

	12.1	Effective as of the date of this Agreement until the
expiration of the Sale Term, Merchant shall continue in force all worker's compensation, general liability (including product liability and completed operations) and property coverages in such amounts as Merchant currently has in effect. In addition, Merchant shall add Agent as an additional insured for the purpose of Merchant's general liability and inventory insurance and Agent shall provide Merchant with evidence of similar coverage.

	12.2	During the Sale Term, Agent shall maintain, at its cost,
comprehensive public liability insurance for injury to persons and for property, naming Merchant as an additional insured.

	12.3	In the event of an uninsured loss to the Retail Inventory
occurring subsequent to the Store Inventory and prior to the Sale Termination Date, the proceeds of such insurance attributable to the Retail Inventory, but specifically excluding any proceeds of business interruption insurance, shall be accounted for by Merchant and such proceeds shall be deemed to be included as part of the Sale Proceeds. Any portions of such insurance proceeds due Agent shall be paid promptly to Agent upon receipt thereof.

 13.		INDEMNIFICATION

	13.1	Merchant hereby agrees to indemnify, defend, protect and
hold harmless Agent and its officers, directors, shareholders, employees, agents and representatives from and against all demands, claims, actions, assessments, losses, damages, liabilities costs and, arising from demands by third parties claiming a security interest in, or lien or encumbrance against, the Retail Inventory, or proceeds thereof, any claims with respect to Sale Employee severance and/or termination liability, any claims with respect to consigned merchandise, and any claims concerning any matters with respect to which Merchant warrants, represents and covenants herein.

	13.2	Agent agrees to indemnify, defend and hold Merchant
harmless from and against any and all Claims and expenses (including but not limited to reasonable attorneys' fees and costs of suit), of any kind and nature whatsoever, arising out of or in connection with the services rendered by Agent and Supervisors pursuant to this Agreement resulting from the gross negligence or willful misconduct of Agent or Supervisors in performing such services, including without limitation, Agent's breach of any term of this Agreement.

 14.	LIMITATION OF AGENT'S LOSS/DAMAGE

	14.1	Notwithstanding anything to the contrary contained in this
Agency Agreement, any and all loss and/or damage of Agent on account of any and all claims of Agent against Merchant arising hereunder shall be limited, in the aggregate, to an amount equal to the difference between: (a) the Guaranteed Payment; and (b) the Net Sales Proceeds plus the net amount realized by Agent on the Retail Inventory through the exercise of Agent's rights and remedies as a secured party, having acted in a commercially reasonable manner and in accordance with applicable law.
Agent's claim for such loss and/or damage may be asserted by Agent against Merchant as an administrative claim with the priority afforded to it by '507(a) (1) of the Bankruptcy Code.

 15.	OPERATING PROVISIONS

	15.1	Each of Merchant and Agent shall from time to time, both
before and after the date of this Agreement, diligently take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may, in the reasonable opinion of counsel for the other, be necessary or advisable to give effect to this Agreement.

	15.2	Each party shall provide to the other such information and
copies of such records and documents as the other may reasonably request for the purpose of confirming the calculation of any amounts hereunder. Except as required by applicable law, Agent shall keep all information and records relating to Merchant, the Stores, the Sale and this Agreement in strictest confidence and shall not disclose any such information or records to any person or entity other than its own financial, legal and accounting professionals for Agent's internal purposes only.

	15.3	Any notice or other communication under this Agreement
shall be in writing and may be delivered personally or sent by facsimile or by prepaid registered or certified mail, addressed as follows:

			(i)	in the case of Agent:

			Mr. Rick Rosenbloom
		Hilco Trading Company, Inc.
		5 Revere Drive, Suite 206
		Northbrook, IL 60062

			Telephone: (708) 509-1020
		Facsimile:  (708) 509-1150

			with a copies to:

			Mr. Gary Mintz
		Great American Asset Management
		2812 Santa Monica Blvd., Suite 204
		Santa Monica, CA 90404

			Telephone:(310) 310-1515
		Facsimile: (310) 315-9225

			George M. Kelakos, Esq.
		Cohn & Kelakos
		265 Franklin Street
		Boston, MA 02110

		Telephone:  (617) 951-2505
		Facsimile:    (617) 951-0679

		(ii)	and in the case of Merchant:

			Mr. David S. Ferguson
		Stuarts Department Stores, Inc.
		16 Forge Parkway
		Franklin, MA 02038

			Telephone: (508) 520-4540, Ext. 224
		Facsimile:   (508) 520-4557

			with a copy to:

			J. Robert Seder, Esq.
		Seder & Chandler
		339 Main Street
		Worcester, Massachusetts 01608

			Telephone:   (508) 757-7721
		Facsimile:     (508) 831-0955

	15.4	Time shall be of the essence of this Agreement.

	15.5	All references to currency in this Agreement shall be
references to U.S. dollars.

	15.6	This Agreement is expressly subject to the following
conditions:

		(a)	Merchant shall obtain all consents and approvals necessary
for Merchant to execute and perform this Agreement; and

		(b)	Merchant shall obtain all consents and approvals necessary
to prevent, cure or waive any breaches or defaults under any agreement to which Merchant is a party whether or not occasioned by the execution and performance of this Agreement necessary to perform its obligations under this Agreement.

	15.7	This Agreement shall be governed by and interpreted in
accordance with the laws of the Commonwealth of Massachusetts.

	15.8	This Agreement constitutes the entire agreement between
the parties with respect to the subject matter and supersedes all prior negotiations and understandings.

	15.9	This Agreement shall not be assigned by either party
without the written consent of the other and shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

	15.10	This Agreement may be executed in several counterparts,
each of which when so executed shall be deemed to be an original and such counterparts, together, shall constitute one and the same instrument. Delivery by facsimile of this agreement or an executed counterpart hereof shall be deemed a good and valid execution and delivery hereof.

	15.11	It is expressly agreed that Agent is acting as an
independent contractor in performing its services hereunder. Merchant shall carry no Worker's Compensation insurance or any health or accident insurance to cover Agent nor Supervisors, or any employees of either. Merchant shall not pay any contribution to Social Security, unemployment insurance federal or state withholding taxes, nor provide any other contributions or benefits to Agent nor Supervisors, or employees of either.

	15.12	Neither Agent nor Supervisors shall have or hold
themselves out as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon Merchant, or to pledge Merchant's credit, or to extend credit in Merchant's name unless Merchant shall consent thereto in advance in writing.

	15.13	Agent and Supervisors shall perform their duties in
strict compliance with all, and shall not cause Merchant to be in violation of any, applicable laws, rules and regulations of duly constituted governmental authorities, and shall obtain all licenses, registrations or other approvals required by law in connection with the services to be rendered hereunder.

	15.14	Nothing contained herein shall be deemed to create any
relationship between the parties other than the relationship of Agent and Merchant. It is stipulated that the parties are not partners, or joint venturers, or, except as expressly provided to the contrary herein, agents of one another.

	15.15	Upon the entry of an order for relief for the Merchant
pursuant to Sections 301, 302, and 303 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction over any and all disputes arising out of this Agency Agreement, including the interpretation and enforcement hereof and the performance of the parties hereunder.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the day and year first written above.

					Great American Asset Management

					By: __________________________

				Name: Gary Mintz
				Position:  President

					Hilco Trading Company, Inc.

					By:___________________________

				Name:  Rick Rosenbloom
				Position:  Vice President/General Counsel
					Stuarts Department Stores, Inc.*

					By:__________________________

				Name:  David S. Ferguson
				Position:  President and COO

*Dave Ferguson's signature represents the binding obligation of Stuarts with full Board of Directors' approval.